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                                                                   EXHIBIT 10.47


                                 PROMISSORY NOTE

                                                                 August 18, 2000
$2,000,000                                                      Roswell, Georgia

         FOR VALUE RECEIVED, the undersigned, Billy V. Ray, Jr., an individual resident of the State of Georgia (the "Borrower"), promises to pay on or before June 30, 2001 (the "Maturity Date") to the order of Able Telcom Holding Corp., a Florida corporation (along with each subsequent holder of this Note, herein referred to as the "Holder"), the principal sum of TWO MILLION DOLLARS ($2,000,000), with interest on the outstanding principal balance of this Note from the date hereof until fully paid at a simple interest rate of nine and one half percent (9 1/2%) per annum.

         Interest shall be calculated on the basis of three hundred and sixty
(360) days per year for the actual number of days elapsed.

         Interest, to the extent accrued, shall be paid by the Borrower on the Maturity Date. The entire principal amount hereof, together with all accrued and unpaid interest hereon, shall be due and payable on the Maturity Date.

         The principal hereof and interest hereon shall be payable in lawful money of the United States of America, at such place as the Holder hereof may designate. This Note may be prepaid in whole or in part without premium or penalty.

         Time is of the essence of this Note.

         This Note shall be construed and enforced in accordance with the laws of the State of Georgia.

         IN WITNESS WHEREOF, the undersigned Borrower has executed this instrument under seal as of the day and year first above written.


                                            ------------------------------(SEAL)
                                            Billy V. Ray, Jr.